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                                                                     Exhibit 5.1

                    [LETTERHEAD OF MILES & STOCKBRIDGE P.C.]



                                                  January 20, 1998



Lockheed Martin Corporation
6801 Rockledge Drive
Bethesda, Maryland 20817

                                               Re: Registration Statement
                                                   on Form S-4
                                                   ----------------------

Ladies and Gentlemen:

          We have acted as counsel to Lockheed Martin Corporation, a Maryland corporation (the "Corporation"), in connection with certain matters relating to the filing of a Registration Statement on Form S-4 (as amended, the "Registration Statement") for the registration of 86,028,440 shares of Common Stock, par value $1.00 per share (the "Common Stocks"), of the Corporation under the Securities Act of 1933, as amended (the "Act"). In this capacity, we have reviewed the Charter of the Corporation as certified by the State Department of Assessments and Taxation of the State of Maryland, the Registration Statement, including the exhibits thereto, the corporate proceedings of the Board of Directors relating to the authorization of the issuance of the Common Stock, and such certificates and other documents as we deemed necessary or advisable for the purpose of giving the opinion contained herein.

         Based on the foregoing, we are of the opinion that, upon approval of the merger (the "Merger") of Hurricane Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Corporation ("Hurricane"), with and into Northrop Grumman Corporation, a Delaware corporation ("Northrop Grumman"), by the stockholders of Hurricane and Northrop Grumman in accordance with the terms and conditions set forth in the Registration Statement, including but not limited to the terms and conditions of the Agreement and Plan of Merger dated as of July 2, 1997, between the Corporation, Hurricane and Northrop Grumman attached to the Joint Proxy Statement/Prospectus included in the Registration Statement as
Exhibit 2.1, the approval of the issuance in connection with the Merger of the Common Stock to the stockholders of Northrop Grumman by the stockholders of the Corporation in accordance with the terms and conditions set forth in the Registration Statement, the filing of a Certificate of







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Lockheed Martin Corporation
January 20, 1998
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Merger with the Secretary of State of the State of Delaware and issuance and delivery of the Common Stock to the stockholders of Northrop Grumman pursuant to the Merger, the Common Stock will be duly authorized validly issued, fully paid and non-assessable.

     The opinion expressed in this letter is limited to the matters set forth herein, and no other opinions should be inferred beyond the matters expressly stated. This letter and the opinion expressed herein are being furnished to you for your benefit and may not be circulated, quoted from or otherwise referred to by any other person or for any other purpose without our prior written consent.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus contained therein. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   Miles & Stockbridge P.C.

                                   By:/s/ Glenn Campbell
                                      -----------------------
                                      Principal